Exhibit 3.153

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:55 PM 08/19/2005
FILED 01:21 PM 08/19/2005
SRV 050686963 — 4018189 FILE
CERTIFICATE OF FORMATION
OF

EUREKA NETWORKS, LLC

     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:
     FIRST: The name of the limited liability company (hereinafter called the “Limited Liability Company”) is:
EUREKA NETWORKS, LLC
     SECOND: The address of the registered office of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, in the County of New Castle. The registered agent for service of process at such address (Illegible Text) The Corporation Trust Company.
     THIRD: The Company shall have authority to issue 100 membership units, which shall be certificated
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Eureka Networks, L.L.C. this l9th day of August 2005.

EUREKA NETWORKS, LLC
By:	/s/ Jeffrey E. Ginsberg
	Name:	Jeffrey E. Ginsberg
	Title:	Authorized Person